Exhibit 4.10

PROLOGIS, L.P.

OFFICERS’ CERTIFICATE

October 6, 2022

The undersigned officers of Prologis, Inc. (“Prologis, Inc.”), general partner of Prologis, L.P. (the “Company”), on behalf of the Company, acting pursuant to unanimous written consent of the Board of Directors of Prologis, Inc. (the “Board”), dated July 28, 2022 and the Exchange Offering Committee of the Board on August 31, 2022, hereby establish a series of debt securities by means of this Officers’ Certificate in accordance with the Indenture, dated as of June 8, 2011 (the “Base Indenture,” and, as supplemented by the Fifth Supplemental Indenture thereto, the “Indenture”), among the Company, Prologis, Inc. and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used but not defined in this Officers’ Certificate shall have the meanings ascribed to them in the Indenture.

2.875% Senior Notes due 2029

1.            The series shall be entitled the “2.875% Senior Notes due 2029” (the “Notes”).

2.            The Notes initially shall be limited to an aggregate principal amount of $364,252,000 (except in each case for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of or within the Series pursuant to Section 304, 305, 306, 906, 1107 or 1305 of the Base Indenture); provided, the Company may increase such aggregate principal amount upon the action of the Board to do so from time to time.

3.            The Notes shall bear interest at the rate of 2.875% per annum. The aggregate principal amount of the Notes is payable at maturity on November 15, 2029. The interest on this Series shall accrue from and including May 15, 2022 or from and including the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for. Interest on the Notes shall be payable semi-annually in arrears on May 15 and November 15 of each year (each an “Interest Payment Date”), commencing on November 15, 2022. Interest shall be paid to persons in whose names the Notes are registered 15 days preceding the Interest Payment Date, whether or not a Business Day (each a “Regular Record Date”).

4.            The principal of (and premium or Make-Whole Amount, if any), interest, if any, on the Notes shall be payable, and the Notes may be surrendered for registration of transfer or exchange and notices or demands to or upon the Company in respect of the Notes and the Indenture may be served at the Corporate Trust Office of the Trustee (including for these purposes, its office, located at 100 Wall Street, Suite 1600, New York, New York 10005).

5.            At any time prior to August 15, 2029, the Notes will be redeemable in whole at any time or in part from time to time at the option of the Company, upon notice of not more than 60 nor less than 15 days prior to the Redemption Date, at a Redemption Price equal to the sum of:

(i) the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date; and

(ii) the Make-Whole Amount, if any.

In addition, on or after August 15, 2029, the Notes may be redeemed in whole at any time or in part from time to time, at the option of the Company, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but not including the Redemption Date without any payment of a Make-Whole Amount.

The Redemption Price shall be calculated by the Company or such other party appointed by the Company.

The following definitions apply with respect to the Redemption Price:

“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of the Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar through August 15, 2029 if such redemption or accelerated payment had been made on August 15, 2029, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had been made on August 15, 2029, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

“Reinvestment Rate” means 0.15% plus the arithmetic mean of the yields under the respective heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity (which maturity shall be deemed to be August 15, 2029), as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Statistical Release” means the statistical release designated “H.15” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

If notice of redemption has been given as provided in the Base Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the Redemption Date referred to in such notice, such Notes shall cease to bear interest on the Redemption Date and the only right of the Holders of the Notes from and after the Redemption Date shall be to receive payment of the Redemption Price upon surrender of such Notes in accordance with such notice.

6.            The Notes shall not provide for any sinking fund or analogous provision. None of the Notes shall be redeemable at the option of the Holder.

7.            The Notes shall be issuable in book-entry form only, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof.

8.            The principal amount of, and the Make-Whole Amount, if any, on, the Notes shall be payable upon declaration of acceleration pursuant to Section 502 of the Base Indenture.

9.            The Notes shall be denominated in and principal of or interest on the Notes (or Redemption Price) shall be payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

10.          Except as provided in paragraph 5 of this Officers’ Certificate, the amount of payments of principal of or interest on the Notes (or Redemption Price) shall not be determined with reference to an index or formula.

11.          Except as set forth herein, in the Indenture or in the Notes, none of the principal of or interest on the Notes (or Redemption Price) shall be payable at the election of the Company or a Holder thereof in a currency or currencies, currency unit or units or composite currency or currencies other than that in which the Notes are denominated or stated to be payable.

12.          Except as set forth in the Indenture or the Trust Indenture Act, the Notes shall not contain any provisions granting special rights to the Holders of Notes upon the occurrence of specified events.

13.          The Notes shall not contain any deletions from, modifications of or additions to the Events of Default or covenants of the Company contained in the Indenture.

14.          Except as set forth herein, in the Indenture or in the Notes, the Notes shall not be issued in the form of bearer Securities or temporary global Securities.

15.          Sections 1402 and 1403 of the Base Indenture shall be applicable to the Notes.

16.          The Notes shall not be issued upon the exercise of debt warrants.

17.          Article Sixteen of the Base Indenture shall not be applicable to the Notes.

18.          The other terms and conditions of the Notes shall be substantially as set forth in the Indenture and in the Prospectus dated September 14, 2022 relating to the Notes.

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IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate on the date first written above.

By:
	Name:	Michael T. Blair
	Title:	Assistant Secretary and Managing Director, Deputy General Counsel

By:
	Name:	Jessica Polgar
	Title:	Assistant Secretary

[Signature Page to Officers’ Certificate – 2.875% Senior Notes due 2029]